Exhibit 99.1

Altria Group, Inc. Director Gerald L. Baliles Announces Decision to Retire from Board of Directors
RICHMOND, Va. (February 21, 2018) - The Honorable Gerald L. Baliles, a member of the Board of Directors of Altria Group, Inc. (Altria) since 2008, has notified the company of his decision to retire from Board service following completion of his current term. Consequently, Mr. Baliles will not stand for re-election to the Board of Directors at Altria's 2018 Annual Meeting of Shareholders.
“Governor Baliles made many significant contributions to Altria and we thank him for his decade of service," said Martin J. Barrington, Altria's Chairman, Chief Executive Officer and President. "Altria benefited from the Governor’s leadership, particularly in his role as Chair on the Nominating, Corporate Governance and Social Responsibility Committee. We wish him all the best."
Mr. Baliles currently serves as Chair of the Nominating, Corporate Governance and Social Responsibility Committee and a member of the Compensation, Executive and Innovation Committees.
From 1986 through 1990, Governor Baliles served as the 65th Governor of the Commonwealth of Virginia.

Source: Altria Group, Inc.

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